Exhibit 99.13

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
						March 2018
	August		April to August			Québec Economic Plan(1)
	2017	2018	2017-2018	2018-2019	Change (%)	2018-2019	Change (%)
GENERAL FUND
Revenue
Own-source revenue	4 764	5 004	24 064	25 792	7.2	61 763	2.3
Federal transfers	1 647	1 722	8 313	8 721	4.9	21 044	3.9
Total revenue	6 411	6 726	32 377	34 513	6.6	82 807	2.7
Expenditure
Program spending	–4 672	–4 732	–28 275	–29 750	5.2	–76 869	5.9
Debt service	–596	–558	–2 948	–2 832	–3.9	–7 160	–0.8
Total expenditure	–5 268	–5 290	–31 223	–32 582	4.4	–84 029	5.3
NET RESULTS OF
CONSOLIDATED ENTITIES(2)
Non-budget-funded bodies and special funds(3)	59	133	572	1 068	—	–339	—
Health and social services and education networks(4)	—	–2	—	–11	—	–26	—
Generations Fund	180	199	856	1 155	—	2 491	—
Total consolidated entities	239	330	1 428	2 212	—	2 126	—
SURPLUS (DEFICIT)	1 382	1 766	2 582	4 143	—	904	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–180	–199	–856	–1 155	—	–2 491	—
Use of the stabilization reserve	—	—	—	—	—	1 587	—
BUDGETARY BALANCE(5)	1 202	1 567	1 726	2 988	—	—	—

GENERAL FUND REVENUE

For August 2018, General Fund revenue reached $6.7 billion, an increase of $315 million compared to August 2017.

  Own-source revenue reached $5.0 billion, an increase of $240 million, or 5.0%, compared to August 2017.

  Federal transfers amounted to $1.7 billion, up $75 million compared to August 2017.

Since the beginning of the fiscal year, General Fund revenue totalled $34.5 billion, an increase of $2.1 billion, or 6.6%, compared to August 31, 2017.

  Own-source revenue stood at $25.8 billion, up $1.7 billion, or 7.2%, from last year.

  - This increase is due primarily to growth in consumption taxes ($522 million), personal income tax ($439 million) and corporate taxes ($378 million).

  Federal transfers amounted to $8.7 billion, up $408 million compared to August 31, 2017.

  - This growth stems primarily from a $271-million increase in equalization revenue.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
	August			April to August
Revenue by source	2017	2018	Change (%)	2017-2018	2018-2019	Change (%)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	1 805	1 922	6.5	8 697	9 136	5.0
Contributions for health services	600	634	5.7	2 963	3 177	7.2
Corporate taxes	379	390	2.9	2 094	2 472	18.1
Consumption taxes	1 585	1 637	3.3	8 140	8 662	6.4
Other sources	136	124	–8.8	744	790	6.2
Total own-source revenue excluding revenue from government enterprises	4 505	4 707	4.5	22 638	24 237	7.1
Revenue from government enterprises	259	297	14.7	1 426	1 555	9.0
Total own-source revenue	4 764	5 004	5.0	24 064	25 792	7.2
Federal transfers
Equalization	923	977	5.9	4 617	4 888	5.9
Health transfers	511	527	3.1	2 532	2 636	4.1
Transfers for post-secondary education and other social programs	137	134	–2.2	684	672	–1.8
Other programs	76	84	10.5	480	525	9.4
Total federal transfers	1 647	1 722	4.6	8 313	8 721	4.9
TOTAL	6 411	6 726	4.9	32 377	34 513	6.6

GENERAL FUND EXPENDITURE

For August 2018, General Fund expenditure totalled $5.3 billion, up $22 million, or 0.4%, compared to the same period the previous fiscal year.

  Program spending rose by $60 million, or 1.3%, to $4.7 billion.

  - The Administration and Justice mission posted a decline ($191 million), which was offset, in particular, by the growth of the Education and Culture mission ($79 million) and the Economy and Environment mission ($70 million).

  - The decline in Administration and Justice is mainly due to the recognition, in August 2017, of exceptional expenses for the financial assistance program related to flooding in the spring of 2017.

  Debt service amounted to $558 million, a decrease of $38 million compared to last year.

Since the beginning of the fiscal year, General Fund expenditure totalled $32.6 billion, up $1.4 billion compared to the same period the previous fiscal year.

  Program spending rose by $1.5 billion, or 5.2%, reaching $29.8 billion.

  - The most significant changes were in the Health and Social Services mission ($588 million), the Economy and Environment mission ($484 million) and the Education and Culture mission ($396 million).

  Debt service amounted to $2.8 billion, a decrease of $116 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
	August				April to August
Expenditure by mission	2017	(6)	2018	Change (%)	2017-2018(6)	2018-2019	Change (%)
Program spending
Health and Social Services	2 644		2 711	2.5	15 165	15 753	3.9
Education and Culture	744		823	10.6	6 385	6 781	6.2
Economy and Environment	242		312	28.9	2 142	2 626	22.6
Support for Individuals and Families	508		543	6.9	2 582	2 697	4.5
Administration and Justice	534		343	–35.8	2 001	1 893	–5.4
Total program spending	4 672		4 732	1.3	28 275	29 750	5.2
Debt service	596		558	–6.4	2 948	2 832	–3.9
TOTAL	5 268		5 290	0.4	31 223	32 582	4.4

CONSOLIDATED ENTITIES

For August 2018, the results of consolidated entities showed a surplus of $330 million. These results include:

  a surplus of $148 million for special funds;

  dedicated revenues of $199 million for the Generations Fund;

  a deficit of $15 million for non-budget-funded bodies;

  a deficit of $2 million for the health and social services and education networks.

Since the beginning of the fiscal year, the results of consolidated entities have shown a surplus of $2.2 billion. These results include:

  a surplus of $563 million for special funds;

  dedicated revenues of $1.2 billion for the Generations Fund;

  a surplus of $505 million for non-budget-funded bodies;

  a deficit of $11 million for the health and social services and education networks.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
	August 2018
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks (4)	Total	Consolidation adjustments (7)	Total
Revenue	1 175	199	4	384	1 952	—	3 714	–2 031	1 683
Expenditure
Expenditure	–838	—	–4	–384	–1 922	–2	–3 150	1 955	–1 195
Debt service	–189	—	—	—	–45	—	–234	76	–158
Subtotal	–1 027	—	–4	–384	–1 967	–2	–3 384	2 031	–1 353
SURPLUS (DEFICIT)	148	199	—	—	–15	–2	330	—	330
	April to August 2018
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks (4)	Total	Consolidation adjustments (7)	Total
Revenue	5 806	1 155	474	2 724	10 286	—	20 445	–11 592	8 853
Expenditure
Expenditure	–4 266	—	–474	–2 724	–9 554	–11	–17 029	11 185	–5 844
Debt service	–977	—	—	—	–227	—	–1 204	407	–797
Subtotal	–5 243	—	–474	–2 724	–9 781	–11	–18 233	11 592	–6 641
SURPLUS (DEFICIT)	563	1 155	—	—	505	–11	2 212	—	2 212

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial surpluses (requirements) reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

For August 2018, the consolidated net financial surplus stood at $209 million, a $16-million increase of the surplus over last year.

Since the beginning of the fiscal year, the consolidated net financial surplus stood at $473 million, a decrease of $451 million over the last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
	August			April to August
	2017	2018	Change	2017-2018	2018-2019	Change
GENERAL FUND
Revenue
Own-source revenue	4 764	5 004	240	24 064	25 792	1 728
Federal transfers	1 647	1 722	75	8 313	8 721	408
Total revenue	6 411	6 726	315	32 377	34 513	2 136
Expenditure
Program spending	–4 672	–4 732	–60	–28 275	–29 750	–1 475
Debt service	–596	–558	38	–2 948	–2 832	116
Total expenditure	–5 268	–5 290	–22	–31 223	–32 582	–1 359
NET RESULTS OF CONSOLIDATED ENTITIES(2)
Non-budget-funded bodies and special funds(3)	59	133	74	572	1 068	496
Health and social services and education networks(4)	—	–2	–2	—	–11	–11
Generations Fund	180	199	19	856	1 155	299
Total consolidated entities	239	330	91	1 428	2 212	784
SURPLUS (DEFICIT)	1 382	1 766	384	2 582	4 143	1 561
Consolidated non-budgetary surplus (requirements)	–1 189	–1 557	–368	–1 658	–3 670	–2 012
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	193	209	16	924	473	–451

MARCH 2018 QUÉBEC ECONOMIC PLAN BUDGET FORECASTS FOR 2018-2019
(millions of dollars)
	March 2018
	Québec Economic Plan(1)	Change (%)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	23 238	4.7
Contributions for health services	7 382	0.3
Corporate taxes	6 038	2.1
Consumption taxes	19 578	3.3
Other sources	1 655	0.9
Total own-source revenue excluding revenue from government enterprises	57 891	3.3
Revenue from government enterprises	3 872	–10.0
Total own-source revenue	61 763	2.3
Federal transfers	21 044	3.9
TOTAL GENERAL FUND REVENUE	82 807	2.7
Program spending
Health and Social Services	–38 541	4.6	(8)
Education and Culture	–20 368	7.5	(8)
Economy and Environment	–5 716	5.1
Support for Individuals and Families	–6 529	3.8	(8)
Administration and Justice	–5 715	12.9
Total program spending	–76 869	5.9
Debt service	–7 160	–0.8
TOTAL GENERAL FUND EXPENDITURE	–84 029	5.3
Net results of consolidated entities
Non-budget-funded bodies and special funds(3)	–339	—
Health and social services and education networks(4)	–26	—
Generations Fund	2 491	—
TOTAL CONSOLIDATED ENTITIES	2 126	—
Contingency reserve	—	—
SURPLUS (DEFICIT)	904	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 491	—
Use of the stabilization reserve	1 587	—
BUDGETARY BALANCE(5)	—	—

Appendix

PRE-ELECTION REPORT BUDGET FORECASTS FOR 2018-2019
(millions of dollars)
	Pre-election report (9)	Change (%)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	23 770	4.5
Contributions for health services	7 379	–1.7
Corporate taxes	6 251	2.6
Consumption taxes	19 723	3.4
Other sources	1 661	–4.3
Total own-source revenue excluding revenue from government enterprises	58 784	2.9
Revenue from government enterprises	3 879	–16.7
Total own-source revenue	62 663	1.4
Federal transfers	20 933	4.3
TOTAL GENERAL FUND REVENUE	83 596	2.1
Program spending
Health and Social Services	–38 541	5.0	(8)
Education and Culture	–20 429	7.0	(8)
Economy and Environment	–6 038	2.8
Support for Individuals and Families	–6 538	4.6	(8)
Administration and Justice	–4 997	7.6
Contingency Fund reserve	–359	—
Total program spending	–76 902	6.0
Debt service	–7 066	–1.1
TOTAL GENERAL FUND EXPENDITURE	–83 968	5.3
Net results of consolidated entities
Non-budget-funded bodies and special funds(3)	–236	—
Health and social services and education networks(4)	–29	—
Generations Fund	2 491	—
TOTAL CONSOLIDATED ENTITIES	2 226	—
Contingency reserve	—	—
SURPLUS (DEFICIT)	1 854	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 491	—
Use of the stabilization reserve	637	—
BUDGETARY BALANCE(5)	—	—

Notes

(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page A.25 of The Québec Economic Plan – March 2018.

(2)	Details of transactions by type of entity are presented on page 4 of this report.
(3)	These results include consolidation adjustments.
(4)	The results of the networks are presented according to the modified equity method of accounting.
(5)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.
(6)	Certain expenditures were reclassified between missions to take into account the transition to the 2018-2019 budgetary structure.
(7)	Consolidation adjustments include the elimination of General Fund program spending.
(8)

To assess growth in 2018-2019 based on comparable spending levels, the percentage changes for that year were calculated by excluding, from 2017-2018 expenditures, transfers from the provision for francization attributed to the Health and Social Services mission ($12 million) and the Support for Individuals and Families mission ($75 million) and including them in the 2017-2018 expenditures of the Education and Culture mission.

(9)	The forecasts correspond to those presented in the Pre-Election Report on the State of Québec’s Public Finances – August 2018.

The next monthly report, which will present the results at September 30, 2018, will be published on December 7, 2018.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.